                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                   FORM 8-K/A

                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

                     OF THE SECURITIES EXCHANGE ACT OF 1934


       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): FEBRUARY 27, 2001


                                POWERBRIEF, INC.
                               (FORMERLY KNOWN AS
                         INTEGRATED ORTHOPAEDICS, INC.)
               (Exact name of Registrant as specified in charter)


           TEXAS                       1-10677                   76-0203483
(State or other jurisdiction    (Commission File Number)      (I.R.S. Employer
      of Incorporation)                                      Identification No.)


           5858 WESTHEIMER, SUITE 500                              77057
                 HOUSTON, TEXAS                                  (Zip Code)
   (Address of principal executive offices)

       Registrant's telephone number, including area code: (713) 568-4600

                                   ----------

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.

         As reported in the Company's current report on Form 8-K dated February 8, 2001 (filed March 14, 2001), effective February 27, 2001, Integrated Orthopaedics, Inc. a Texas corporation ("IOI"), merged (the "Merger") with PowerBrief, Inc., a Delaware corporation ("Original PowerBrief"), and IOI, as the surviving entity, changed its name to PowerBrief, Inc., a Texas corporation ("New PowerBrief").

Pursuant to Item 7(a)(4) of Form 8-K, this Form 8-K/A amends the current report on Form 8-K dated February 8, 2001 to include the financial statements of PowerBrief required by Item 7(a) of this Form 8-K, the pro forma financial information required by Item 7(b) of this Form 8-K and the exhibits required by
Item 7(c) of this Form 8-K as set forth in Item 7 below.


ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(a)      Financial Statements of Businesses Acquired - PowerBrief, Inc.                 Page
         Report of Independent Auditors                                                  5

         Balance Sheets as of December 31, 2000 and 1999                               6-7

         Statements of Operations for the year ended December 31, 2000, the period from inception (July 20, 1999) to December 31, 1999, and the
         period from inception (July 20, 1999) to December 31, 2000.                     8

         Statements of Stockholders' Equity (Deficit) for the year ended
         December 31, 2000 and the period from inception (July 20, 1999) to
         December 31, 1999.                                                              9

         Statements of Cash Flows for the year ended December 31, 2000, the period from inception (July 20, 1999) to December 31, 1999, and the
         period from inception (July 20, 1999) to December 31, 2000.                    10

         Notes to Financial Statements                                                  11

         Management's Discussion and Analysis of Financial Condition
         and Results of Operations of PowerBrief.                                       27

(b)      Pro Forma Financial Information

         Introduction                                                                   31

         Unaudited Pro Forma Condensed Consolidated Balance Sheet as of
             December 31, 2000                                                          32

         Unaudited Pro Forma Condensed Consolidated Statement of Operations for
         the Year Ended December 31, 2000                                                33

         Notes to Unaudited Pro Condensed Consolidated Forma Financial
         Statements                                                                      34

(c)      Exhibits

         23.1     Consent of Ernst & Young LLP.

         FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED - POWERBRIEF, INC.

                                PowerBrief, Inc.
                        (a development stage enterprise)

                              Financial Statements


     Year ended December 31, 2000, period from inception (July 20, 1999) to
        December 31, 1999, and period from inception (July 20, 1999) to
                               December 31, 2000


                                    CONTENTS

Report of Independent Auditors.............................................  5

Audited Financial Statements

Balance Sheets.............................................................  6
Statements of Operations...................................................  8
Statements of Shareholders' Equity (Deficit)...............................  9
Statements of Cash Flows................................................... 10
Notes to Financial Statements.............................................. 11

                         Report of Independent Auditors

Board of Directors
PowerBrief, Inc.

We have audited the accompanying balance sheets of PowerBrief, Inc. (the "Company") (a development stage enterprise) as of December 31, 2000 and 1999, and the related statements of operations, shareholders' equity (deficit), and cash flows for the year ended December 31, 2000, the period from inception (July 20, 1999) to December 31, 1999, and the period from inception (July 20, 1999) to December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PowerBrief, Inc. at December 31, 2000 and 1999, and the results of its operations and its cash flows for the year ended December 31, 2000, the period from inception (July 20, 1999) to December 31, 1999, and the period from inception (July 20, 1999) to December 31, 2000 in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is in the development stage, has only recently released its first software product and has incurred losses since inception. These conditions raise substantial doubt as to the Company's ability to continue as a going concern. In order for the Company to emerge out of the development stage and continue as a going concern, the Company must obtain sufficient capital to continue development of the product and expand its marketing and sales operations, as well as sustain a level of operations sufficient to recover the development costs incurred. Management's plans in regard to these matters are described in Note 1. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of asset carrying amounts or the amounts and classification of liabilities that may result should the Company be unable to continue as a going concern.

                                                       ERNST & YOUNG LLP

Houston, Texas
April 6, 2001

                                PowerBrief, Inc.
                        (a development stage enterprise)

                                 Balance Sheets


                                                             DECEMBER 31
                                                         2000           1999
                                                      -----------    -----------
ASSETS
Current assets:
   Cash and cash equivalents                          $   529,236    $   211,316
   Accounts receivable                                         --          6,231
   Prepaid assets                                           6,899         26,375
   Prepaid license                                             --        125,000
                                                      -----------    -----------
Total current assets                                      536,135        368,922

Property and equipment:
   Office furniture and equipment                         220,396          8,218
   Computer software and equipment                        701,623         54,630
   Software and website development costs                 393,000             --
                                                      -----------    -----------
                                                        1,315,019         62,848
   Less - accumulated depreciation and amortization      (193,618)        (2,068)
                                                      -----------    -----------
                                                        1,121,401         60,780

Deposits                                                   20,913             --
Note receivable from stockholders                              --         55,000
                                                      -----------    -----------
Total assets                                          $ 1,678,449    $   484,702
                                                      ===========    ===========

                                                             DECEMBER 31
                                                         2000           1999
                                                      -----------    -----------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                   $   107,434    $    26,146
   Accrued expenses                                       584,185        110,402
   Current portion of capital lease obligation             81,882             --
   Note payable to Integrated Orthopaedics, Inc.        1,450,000             --
                                                      -----------    -----------
Total current liabilities                               2,223,501        136,548

Capital lease obligation, net of current portion           81,122             --

Commitments and Contingencies

Shareholders' equity (deficit):
   Preferred Stock, $.01 par value:
      Authorized shares - 10,000,000
      Series A Convertible issued and outstanding
      shares - 2,566,223 at December 31, 2000 and
      1,009,325 at December 31, 1999
                                                           25,662         10,093
   Common Stock, $.01 par value:
      Authorized shares - 50,000,000
      Issued and outstanding shares - 11,250,000 at
      December 31, 2000 and at December 31, 1999          112,500        112,500
Additional paid-in capital                              5,488,016        824,557
Deficit accumulated during the development stage       (6,252,352)      (598,996)
                                                      -----------    -----------
Total shareholders' equity (deficit)                     (626,174)       348,154
                                                      -----------    -----------
Total liabilities and shareholders' equity (deficit)  $ 1,678,449    $   484,702
                                                      ===========    ===========


See accompanying notes.

                                PowerBrief, Inc.
                        (a development stage enterprise)

                            Statements of Operations


                                                        PERIOD FROM INCEPTION
                                      YEAR ENDED   (JULY 20, 1999) TO DECEMBER 31
                                      DECEMBER 31  ------------------------------
                                         2000           1999           2000
                                      -----------  -------------    -------------
Revenue                               $        --    $        --    $        --

Operating expenses:
   Research and development costs
                                        1,908,886        307,621      2,216,507
   General and administrative           3,753,501        192,606      3,946,107
                                      -----------    -----------    -----------
                                        5,662,387        500,227      6,162,614
                                      -----------    -----------    -----------
Loss from operations                   (5,662,387)      (500,227)    (6,162,614)

Other income (expenses):
   Interest expense                       (30,979)            --        (30,979)
   Interest income                         47,293             --         47,293
   Other income (expense)                  (7,283)         6,231         (1,052)
                                      -----------    -----------    -----------
Loss before income taxes               (5,653,356)      (493,996)    (6,147,352)

Income tax provision                           --             --             --
                                      -----------    -----------    -----------
Net loss                              $(5,653,356)   $  (493,996)   $(6,147,352)
                                      ===========    ===========    ===========

Basic and diluted loss per share      $     (0.50)   $     (0.04)   $     (0.55)
                                      ===========    ===========    ===========


See accompanying notes.

                                PowerBrief, Inc.
                        (a development stage enterprise)

                  Statements of Shareholders' Equity (Deficit)


                                                                                                   ADDITIONAL
                                           COMMON STOCK    COMMON    PREFERRED STOCK   PREFERRED     PAID-IN
                                              SHARES       STOCK          SHARES         STOCK       CAPITAL
                                           ------------   --------   ---------------   ---------   ----------
Balance at inception (July 20, 1999)                 --   $     --                --   $      --   $       --
   Issuance of common stock to founders      11,250,000    112,500                --          --           --
   Issuance of Series A preferred stock,
      net of costs of $125,000                       --         --           996,665       9,967      768,033
   Warrants issued in connection with
      private placement                              --         --                --          --       25,000
   Preferred stock issued in lieu of
      cash for rent                                  --         --            12,660         126       31,524
   Net loss                                          --         --                --          --           --
                                           ------------   --------   ---------------   ---------   ----------
Balance at December 31, 1999                 11,250,000    112,500         1,009,325      10,093      824,557
   Issuance of Series A preferred stock,
      net of costs of $75,000                        --         --         1,556,898      15,569    4,264,654
   Warrants issued in connection with
      private placement                              --         --                --          --       75,000
   Warrants issued for other services                --         --                --          --      253,000
   Compensation expense related to stock
      options                                        --         --                --          --       70,805
   Net Loss                                          --         --                --          --           --
                                           ------------   --------   ---------------   ---------   ----------
Balance at December 31, 2000                 11,250,000   $112,500         2,566,223   $  25,662   $5,488,016
                                           ============   ========   ===============   =========   ==========

                                             DEFICIT
                                           ACCUMULATED
                                           DURING THE         TOTAL
                                           DEVELOPMENT     STOCKHOLDERS'
                                              STAGE       EQUITY (DEFICIT)
                                           -----------    ----------------
Balance at inception (July 20, 1999)       $        --    $             --
   Issuance of common stock to founders       (105,000)              7,500
   Issuance of Series A preferred stock,
      net of costs of $125,000                      --             778,000
   Warrants issued in connection with
      private placement                             --              25,000
   Preferred stock issued in lieu of
      cash for rent                                 --              31,650
   Net loss                                   (493,996)           (493,996)
                                           -----------    ----------------
Balance at December 31, 1999                  (598,996)            348,154
   Issuance of Series A preferred stock,
      net of costs of $75,000                       --           4,280,223
   Warrants issued in connection with
      private placement                             --              75,000
   Warrants issued for other services               --             253,000
   Compensation expense related to stock
      options                                       --              70,805
   Net Loss                                 (5,653,356)         (5,653,356)
                                           -----------    ----------------
Balance at December 31, 2000               $(6,252,352)   $       (626,174)
                                           ===========    ================


See accompanying notes.

                                PowerBrief, Inc.
                        (a development stage enterprise)

                            Statements of Cash Flows


                                                                            PERIOD FROM INCEPTION
                                                                              (JULY 20, 1999) TO
                                                        YEAR ENDED                DECEMBER 31
                                                        DECEMBER 31      ----------------------------
                                                           2000             1999             2000
                                                        -----------      -----------      -----------
OPERATING ACTIVITIES
Net loss                                                $(5,653,356)     $  (493,996)     $(6,147,352)
Adjustments to reconcile net loss to net cash used
   in operating activities:
      Depreciation and amortization                         191,550            2,068          193,618
      Issuance of stock to founders                              --            7,500            7,500
      Stock compensation                                    323,805           31,650          355,455
      Loss from sale of assets                                7,283               --            7,283
      Change in operating assets and liabilities:
         Accounts receivable                                  6,231           (6,231)              --
         Prepaid expenses and other assets                  123,563         (151,375)         (27,812)
         Notes receivable from shareholders                  55,000          (55,000)              --
         Accounts payable and accrued expenses              555,071          136,548          691,619
                                                        -----------      -----------      -----------
Net cash used in operating activities                    (4,390,853)        (528,836)      (4,919,689)

INVESTING ACTIVITIES
Purchases of property and equipment                        (650,800)         (62,848)        (713,648)
Proceeds from sales of fixed assets                              65               --               65
Capitalized software and website development costs
                                                           (393,000)              --         (393,000)
                                                        -----------      -----------      -----------
Net cash used in investing activities                    (1,043,735)         (62,848)      (1,106,583)

FINANCING ACTIVITIES
Proceeds from issuance of preferred stock                 4,355,223          803,000        5,158,223
Proceeds from line of credit                              1,450,000               --        1,450,000
Payments made under capital lease obligation                (52,715)              --          (52,715)
                                                        -----------      -----------      -----------
Net cash provided by financing activities                 5,752,508          803,000        6,555,508
                                                        -----------      -----------      -----------
Increase in cash and cash equivalents                       317,920          211,316          529,236

Cash and cash equivalents at beginning of period
                                                            211,316               --               --
                                                        -----------      -----------      -----------
Cash and cash equivalents at end of period              $   529,236      $   211,316      $   529,236
                                                        ===========      ===========      ===========

SUPPLEMENTAL DISCLOSURE:
   Interest paid                                        $    13,073      $        --      $    13,073
                                                        ===========      ===========      ===========

NON CASH TRANSACTIONS:
   Furniture and equipment acquired under a capital
      lease                                             $   215,719      $        --      $   215,719
                                                        ===========      ===========      ===========


See accompanying notes.

                                PowerBrief, Inc.
                        (a development stage enterprise)

                          Notes to Financial Statements

                                December 31, 2000


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

THE COMPANY

PowerBrief, Inc. (the "Company") is a development stage company that is developing software for use in the practice of law. The Company intends to provide corporate law departments, law firms, third-party service providers, legal content providers, and others with a uniform portal on the Internet to facilitate the management of millions of legal documents created by attorneys each year. The Company intends to create a "legal community" on the Internet for legal professionals. The Company was incorporated on July 20, 1999 under the laws of the State of Delaware.

On September 15, 2000, the Company signed a merger agreement with Integrated Orthopaedics, Inc. ("IOI"), a publicly traded shell company. The merger was effective February 27, 2001 and IOI survived the merger and changed its name to PowerBrief, Inc. ("New PowerBrief")and PowerBrief was dissolved. See Note 2 for further discussion of the merger.

The Company has generated no revenues from sales and has incurred cash deficits from operations since inception (July 20, 1999) and does not project operating profits or positive cash flows from operations through 2001. The Company has dedicated most of its financial resources to organizational expenses, preliminary programming and research and development expenses, general and administrative expenses, marketing expenses and expenses related to the prosecution of copyright and domain name applications. Management has developed and is in the process of implementing a plan to grow its revenue and profitability. This plan includes increases in revenues from Internet subscriptions and premium services. The plan does not project profitability or positive operating cash flows through 2001 and the Company will be required to seek additional capital and/or financing sources to fund operations. Without the assurance of new capital to fund operations, these conditions raise substantial doubt about the Company's ability to continue as a going concern.

The Company's activities to date have been financed primarily through the sale of preferred stock and the remaining funds of IOI. At the report date the Company is exploring various methods to raise additional capital to fund continued product development and operations. However, there can be no assurance that the Company will be able to obtain additional financing on acceptable terms.

                                PowerBrief, Inc.
                        (a development stage enterprise)

                    Notes to Financial Statements (continued)

                                December 31, 2000


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts of cash, cash equivalents, accounts payable, and accrual expenses approximate their fair values due to the short-term maturities of these instruments.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of cash and short-term investments with original maturities of ninety days or less.

PROPERTY AND EQUIPMENT

Property and equipment are carried at cost. Depreciation is provided on a straight-line basis over the assets' estimated useful lives ranging from three to five years.

SOFTWARE AND WEBSITE DEVELOPMENT COSTS

The Company follows Statement of Position 98-1 ("SOP 98-1"), Accounting for Costs of Computer Software Developed or Obtained for Internal Use. SOP 98-1 requires capitalization of certain costs incurred in connection with developing or obtaining internal use software depending upon the stage of development. All costs not meeting the criteria of SOP 98-1 are expensed as incurred as research and development costs. All development costs incurred through December 31, 1999 were expensed as research and development expenditures based upon the nature of the costs incurred. The Company capitalized $393,000 during the year ended December 31, 2000. As of December 31, 2000, PowerBrief had not recorded any amortization expense related to the capitalized software costs. PowerBrief will begin amortizing such costs upon commercial release of the product.

                                PowerBrief, Inc.
                        (a development stage enterprise)

                    Notes to Financial Statements (continued)

                                December 31, 2000


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Emerging Issues Task Force Issue 00-2 ("EITF 00-2"), Accounting for Website Development Costs, was issued in March 2000. EITF 00-2 clarifies the application of the accounting model developed in SOP 98-1 as it pertains to website development. EITF 00-2 was effective prospectively for all costs incurred for quarters beginning after June 30, 2000. The Company's accounting policy under SOP 98-1 was consistent with EITF 00-2 and therefore, adoption of EITF 00-2 had no impact on the Company.

INCOME TAXES

The Company uses the liability method of accounting for income taxes whereby deferred tax liabilities and assets are determined based on the difference between financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the period in which the differences are expected to reverse. Deferred tax assets are recognized and measured based on the likelihood of realization of the related tax benefit in the future.

RESEARCH AND DEVELOPMENT EXPENDITURES

Research and development expenditures are expensed in the period incurred.

STOCK BASED COMPENSATION

PowerBrief measures stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. Under APB 25, compensation has been recorded for the difference between the exercise price of the Company's employee stock options and the fair value of the underlying stock on the date of grant. See Note 4 for the pro forma disclosures of the effect on net loss and loss per common share as if the fair value-based method had been applied in measuring compensation expense.

ADVERTISING EXPENSE

PowerBrief expenses advertising costs as incurred. During fiscal 2000, PowerBrief expensed approximately $21,000 in advertising costs. No advertising expense was incurred from inception (July 20, 1999) to December 31, 1999.

                                PowerBrief, Inc.
                        (a development stage enterprise)

                    Notes to Financial Statements (continued)

                                December 31, 2000


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

BASIS OF PRESENTATION

Certain 1999 amounts have been reclassified to the current year presentation.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 1998, the FASB issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, which establishes new standards for recording derivatives in interim and annual financial statements. This statement requires recording all derivative instruments as assets or liabilities, measured at fair value. In June, 1999, the FASB issued Statement No. 137, Accounting for Derivative Instruments and Hedging Activities - Deferral of Effective Date of FASB Statement No. 133. As amended, Statement No. 133 is effective for fiscal years beginning after June 15, 2000. Management does not anticipate that the adoption of the new statement will have a significant impact on the results of operations or financial position of the Company.

2. MERGER WITH INTEGRATED ORTHOPAEDICS, INC.

On September 15, 2000, PowerBrief signed a merger agreement with IOI. The merger became effective on February 27, 2001. To effect the merger, the PowerBrief stockholders received approximately 22,501,000 shares of New PowerBrief's Common Stock and its stockholders and warrant holders received Series A Warrants to purchase 534,485 shares of New PowerBrief's Common Stock and Series B Warrants to purchase between 1,285,445 and 1,498,482 shares of New PowerBrief's Common Stock. The number of Series B Warrants will be determined on May 28, 2001 based upon a formula specified in the Series B Warrant Agreement. Following the merger the existing stockholders of PowerBrief will own approximately 79.2% of the post merger outstanding Common Stock of New PowerBrief and existing stockholders, warrant holders and option holders of PowerBrief will own approximately 72.1% of the outstanding Common Stock of New PowerBrief on a fully diluted basis.

Since IOI is a non-operating shell company, and the existing shareholders of PowerBrief will own more than 60% of the outstanding stock of New PowerBrief, accordingly the transaction will be accounted for as a recapitalization of the Company for accounting purposes. As a result, the Company will record the transaction as the issuance of common stock for the net monetary assets of IOI (principally cash and investments), accompanied by a recapitalization of equity.

                                PowerBrief, Inc.
                        (a development stage enterprise)

                    Notes to Financial Statements (continued)

                                December 31, 2000


2. MERGER WITH INTEGRATED ORTHOPAEDICS, INC. (CONTINUED)

In conjunction with the execution of the merger agreement, PowerBrief and IOI entered into a line of credit, that allowed PowerBrief to borrow up to $3 million from IOI. As of December 31, 2000, PowerBrief has borrowed $1,450,000 under the line of credit. The principal amount due under the line of credit was payable upon the earlier of March 31, 2001, the termination of the agreement or a date on which PowerBrief's debt under the line of credit is accelerated. The advances made by IOI under the line of credit were subject to interest rate at a rate of 12% per year. As a result of the merger being executed on February 27, 2001 the outstanding balance including accrued interest under the line of credit of $1,731,000 was converted to equity.

3. LEASES

In March 2000, the Company entered into a lease agreement with IOI for office space and the associated furniture and telephone system equipment. The term of the agreement is from March 1, 2000 to November 1, 2002. Future minimum operating and capital lease payments for the next five years and thereafter are:

                                                CAPITAL     OPERATING
                                                --------    ---------
Year ending December 31:
    2001                                        $ 92,015     $722,564
    2002                                          84,347      230,043
    Thereafter                                        --           --
                                                --------     --------
Total minimum lease payments                     176,362     $952,607
                                                             ========
Less amount representing interest                 13,358
                                                --------
Present value of net minimum lease payments      163,004
Less current portion                              81,882
                                                --------
Long-term portion                               $ 81,122
                                                ========

                                PowerBrief, Inc.
                        (a development stage enterprise)

                    Notes to Financial Statements (continued)

                                December 31, 2000


3. LEASES (CONTINUED)

Rental expense was approximately $241,000 and $16,000 for 2000 and for the period from inception (July 20, 1999) to December 31, 1999, respectively. At December 31, 2000, approximately $216,000 has been capitalized under the furniture and phone system lease obligation and approximately $25,000 of accumulated amortization had been recorded related to the lease. The furniture and telephone system equipment can be purchased at the end of the lease for fair market value or the lease can extended based on fair market value.

4. SHAREHOLDERS' EQUITY

STOCK SPLIT

On December 16, 1999, the Company's Board of Directors authorized a 5-for-1 stock split of its Common Stock and Series A Convertible Preferred Stock. Further, on March 16, 2000, the Company's Board of Directors authorized a 3-for-1 stock split of its Common Stock and changed the Series A Convertible Preferred Stock conversion rate proportionately. All share amounts in the accompanying financial statements have been retroactively restated to give effect to the stock split.

COMMON STOCK

As part of its formation, the Company sold 11,250,000 shares of Common Stock, par value $0.01, to its founders. The Company recorded compensation expense of $7,500 in connection with this issuance.

PREFERRED STOCK

The Company has authorized 10,000,000 shares of $0.01 par value Preferred Stock of which 5,000,000 are designated as Series A Convertible Preferred Stock ("Preferred A"). As of December 31, 2000 and 1999, the Company had 2,566,223 and 1,009,325 shares of Preferred A, issued and outstanding, respectively.

                                PowerBrief, Inc.
                        (a development stage enterprise)

                    Notes to Financial Statements (continued)

                                December 31, 2000


4. SHAREHOLDERS' EQUITY (CONTINUED)

Each outstanding share of Preferred A is convertible into three shares of Common Stock and the holder of each share of Preferred A is entitled to three votes. The holders of Preferred A are entitled to receive dividends or distributions at the discretion of the Company's Board of Directors. If the Company declares dividends on shares of the Common Stock, the Company is required to pay each holder of the Preferred A, a dividend equal to the dividend which would have been payable to such holder if the shares of Preferred A had been converted into Common Stock. Any dividends declared are paid in full to holders of the Preferred A prior to any payment of dividends to holders of Common Stock. Upon consummation of a qualifying public offering, all outstanding shares of Preferred A will be converted into three shares of Common Stock of the Company.

In July 1999 the Company commenced a private placement and during the period from June 26, 1999 to October 19, 1999, the Company sold 350,000, 266,665, 5,000, and 325,000 shares of its Preferred A at an offering prices of $0.20, $0.30, $0.60, and $2.00, respectively.

In August 1999, the Company issued 50,000 shares, of its Preferred A to nonemployees for services provided in obtaining financing for the Company's private placement. The fair value of the shares was $100,000 and has been recorded as a cost of the private placement.

In December 1999, the Company issued 12,660 shares of Preferred A, at a fair value totaling $31,650 of which $5,275 and $26,375 has been recorded as rent expense, in the period ended December 31, 2000 and 1999, respectively.

The Company commenced its second and third private placements of its Preferred A on December 21, 1999 and May 19, 2000, respectively. The Company sold 966,300 shares at an offering price of $2.50 per share, of which none were sold by December 31, 1999, and 590,598 shares at an offering price of $3.30 per share of its Preferred A in its second and third private placements, respectively.

                                PowerBrief, Inc.
                        (a development stage enterprise)

                    Notes to Financial Statements (continued)

                                December 31, 2000


4. SHAREHOLDERS' EQUITY (CONTINUED)

WARRANTS

During the period from Inception to December 31, 1999 and during the year ended December 31, 2000, the Company issued warrants to purchase Common Stock of 23,619 at an exercise price of $0.01 and 527,406 at exercise prices ranging from $0.01 to $1.10, respectively. These warrants were issued for payment of services that were rendered in connection with the private placements, development of electronic databases and consulting services. These warrants are exercisable at any time from the date of grant to the earlier date of two years from the date of grant or twenty days from the date of a qualifying public offering. None of these warrants were exercised as of December 31, 2000.

The fair value of the warrant grants was estimated based on the Black-Scholes option pricing model using the following assumptions: risk-free interest rates of 5.84%; expected life ranging from 2 to 3 years; dividend yield of zero and volatility of .60. For the period from Inception (July 20, 2000) to December 31, 1999, the total fair value of the warrant grants of $25,000 was recorded as a cost of the private placement because the warrants were issued for payment of services rendered in connection with the Company's private placements.

Of the 527,406 warrants issued during fiscal 2000, 235,965 were for services directly related to the private placements; the fair value of the warrants of $75,000 was recorded as a cost of the private placement. The remaining 291,441 warrants were for development of electronic databases and consulting services; the fair value of the warrants of $253,000 was expensed as incurred.

STOCK OPTIONS

On January 15, 2000, the Company adopted the 2000 Equity Incentive Plan (the "Plan"). The effective date of the Plan is January 1, 2000 and 2,866,575 common shares are reserved and available for grant and issuance under the Plan. The Board of Directors administers the Plan. Awards granted under the Plan may be nonqualified stock options or incentive stock options. The plan also allows for restricted stock and bonus stock awards. As of December 31, 2000 and 1999, options to purchase 3,015,105 and 191,250 of Common Stock were issued and outstanding, respectively. There were no restricted stock or bonus stock awards as of December 31, 2000 and 1999.

                                PowerBrief, Inc.
                        (a development stage enterprise)

                    Notes to Financial Statements (continued)

                                December 31, 2000


4. SHAREHOLDERS' EQUITY (CONTINUED)

On July 20, 2000, the Company issued options to directors of the Company to purchase 60,000 shares of common stock. These grants were exercisable upon grant and were awarded at fair market value; thus, no compensation expense has been recorded.

Certain of the options granted during fiscal 2000 have the following features: exercisability upon a qualifying public offering, exercisability upon release of new versions of product, exercisability based on revenue targets and exercisability at the Board of Directors' discretion based on performance. Because of these features, those specific stock options are accounted for in accordance with variable plan accounting and compensation expense related to these variable awards will be recognized either on the date the triggering event occurs or at each reporting period based on estimates. Deferred compensation will be recognized for the differences between the fair value of the underlying common stock at each reporting date and the exercise price for amounts not previously recognized as compensation expense. Effective November 7, 2000, the Company amended all agreements with these features to add a fixed vesting date of six years after the date of grant. The amendment date is a new measurement date for the options and prospectively the options will be accounted for in accordance with fixed plan accounting. The total compensation charge to be recognized for these options is the difference between the fair value of the common stock and the exercise price at the amendment date of approximately $644,000. Compensation expense will be recognized over the vesting period or upon the occurrence of the triggering events.

In February 2000, the Company granted 514,287 options to purchase shares of common stock at an exercise price of $0.083 per share. These grants were outside of the Plan and had certain of the exercisability features discussed above. None of these options were exercised as of December 31, 2000 and the resulting deferred compensation charge is included in the discussion below.

The Company has a total deferred compensation charge for these grants of $703,480 and $25,500 at December 31, 2000 and 1999, respectively. The deferred compensation charge will be expensed over the vesting period or upon the occurrence of the triggering events. The Company recognized $70,805 as compensation expense during fiscal 2000, and no compensation expense was recognized for the period from inception (July 20, 1999) to December 31, 1999.

                                PowerBrief, Inc.
                        (a development stage enterprise)

                    Notes to Financial Statements (continued)

                                December 31, 2000


4. SHAREHOLDERS' EQUITY (CONTINUED)

Following is a summary of stock option activity for the period from Inception (July 20, 1999) to December 31, 2000.

                                                                           WEIGHTED
                                                                           AVERAGE
                                                                           EXERCISE
                                                            OPTIONS         PRICE
                                                           ----------      --------
Stock options outstanding at inception (July 20, 1999)             --      $     --
Options granted                                               191,250          0.57
                                                           ----------      --------
Stock options outstanding at December 31, 1999                191,250          0.57
Options granted                                             2,896,355          0.70
Options forfeited                                             (72,500)         0.91
                                                           ----------      --------
Stock options outstanding at December 31, 2000              3,015,105      $   0.65
                                                           ==========      ========

                                                                      OPTIONS
                                    OPTIONS OUTSTANDING             EXERCISABLE
                                --------------------------          -----------
                                   NUMBER       WEIGHTED               NUMBER
                                OUTSTANDING     AVERAGE             EXERCISABLE
                                     AT         REMAINING               AT
              EXERCISE          DECEMBER 31    CONTRACTUAL          DECEMBER 31
               PRICES               2000           LIFE                 2000
              --------          ------------   -----------          -----------
               $0.083              514,287          9.2                    --
               $0.500              390,000          9.0                 80,000
               $0.830            1,773,468          9.3                106,339
               $1.100              337,350          9.8                 87,000
                                ----------                          ----------
                                 3,015,105                             273,339
                                ==========                          ==========

Options available for future grant                                     365,757

                                PowerBrief, Inc.
                        (a development stage enterprise)

                    Notes to Financial Statements (continued)

                                December 31, 2000


4. SHAREHOLDERS' EQUITY (CONTINUED)

Options are exercisable within the times determined by the stock option agreement generally vesting over a 2 to 4 year period; however, no option is exercisable after the expiration of 10 years from the date the option is granted.

SFAS No. 123, Accounting for Stock-Based Compensation ("SFAS 123") requires the Company to disclose the pro forma effect of the method of accounting prescribed in SFAS 123, which would generally require the Company to record compensation expense equal to the valuation of a stock option on the grant date.

The value of the Company's stock options granted to employees was estimated using the minimum value method, which does not consider stock price volatility. The fair value of the Company's stock-based awards granted to employees was estimated assuming no expected dividends, a weighted-average expected life of between 2 to 6 years and a weighted-average risk-free interest rate of 5.84%.

For pro forma purposes, the estimated minimum value of the Company's stock-based awards to employees is amortized over the vesting period of the underlying instruments. Had the Company determined stock based compensation in accordance with SFAS 123 the Company's net loss would have been adjusted to the pro forma amounts indicated below:

                                                                    PERIOD FROM INCEPTION
                                                                      (JULY 20, 1999) TO
                                                 YEAR ENDED               DECEMBER 31
                                                 DECEMBER 31     ------------------------------
                                                    2000             1999             2000
                                                -------------    -------------    -------------
Net loss, as reported                           $  (5,653,356)   $    (493,996)   $  (6,147,352)
Basic and diluted loss per share, as reported   $       (0.50)   $       (0.04)   $       (0.55)
Pro forma net loss                              $  (5,806,281)   $    (494,954)   $  (6,301,235)
Pro forma basic and diluted loss per share      $       (0.52)   $       (0.04)   $       (0.56)

Options granted in 2000 and the period from inception (July 20, 1999) to December 31, 1999 had weighted average fair values of $0.37 and $0.18, respectively.

                                PowerBrief, Inc.
                        (a development stage enterprise)

                    Notes to Financial Statements (continued)

                                December 31, 2000


5. RELATED PARTY

During 1999, the founders of the Company borrowed $55,000 from the Company. The notes do not carry a specified interest rate, however, any interest imputed on the notes during 1999 was not material to the financial statements. The Company forgave the notes in 2000 and recorded it's as compensation expenses.

6. INCOME TAXES

No provisions for federal and state income taxes have been recorded for the year ended December 31, 2000 and for the period from inception (July 20, 1999) to December 31, 1999 as the Company incurred net operating losses. Due to uncertainty regarding the realization of the resulting deferred tax assets, full valuation allowances have been established.

Significant components of the Company's deferred tax assets are as follows:

                                                            DECEMBER 31
                                                       2000             1999
                                                   -----------      -----------
Deferred tax assets:
   Net operating loss carryforward                 $   654,468      $   113,440
   Expenses not yet deductible for tax               1,324,676           65,280
   Stock based compensation                            124,256           10,761
                                                   -----------      -----------
Total deferred tax assets                            2,103,400          189,481
                                                   -----------      -----------
Net deferred tax assets                              2,103,400          189,481
Valuation allowance                                 (2,103,400)        (189,481)
                                                   -----------      -----------
Net deferred taxes                                 $        --      $        --
                                                   ===========      ===========

The valuation allowance for the full amount of deferred tax assets has been reserved due to the uncertainty concerning the Company's ability to utilize the benefit of the net operating loss. PowerBrief increased its valuation allowance from $189,481 at December 31, 1999 to $3,342,789 at December 31, 2000.

At December 31, 2000 and 1999, the Company has a net operating loss carryforward of approximately $5,570,172 and $334,000 and, respectively expiring in 2015 and 2014, respectively.

                                PowerBrief, Inc.
                        (a development stage enterprise)

                    Notes to Financial Statements (continued)

                                December 31, 2000


6. INCOME TAXES (CONTINUED)

Due to the "change of ownership" provision of the Tax Reform Act of 1986, utilization of the Company's net operating loss carryforwards may be subject to an annual limitation against taxable income in future periods. As a result of the annual limitation, a portion of these carryforwards may expire before ultimately becoming available to reduce future income tax liabilities.

7. LOSS PER SHARE

Basic Loss Per Share is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted Loss Per Share is computed giving effect to all dilutive potential common shares that were outstanding during the period. Dilutive potential common shares consist of the incremental common shares issuable upon the conversion of convertible preferred stock (using the "if converted" method) and upon exercise of stock options and warrants.

A reconciliation of the numerator and denominator of basic and diluted Loss Per Share is provided as follows:

                                                                  INCEPTION (JULY 20, 1999) TO
                                                   YEAR ENDED             DECEMBER 31
                                                   DECEMBER 31    ----------------------------
                                                       2000            1999            2000
                                                   -----------    ------------    ------------
Numerator - net loss                               $(5,653,356)   $   (493,996)   $ (6,147,352)
Denominator - basic and diluted-weighted-average
    number of common shares outstanding
                                                    11,250,000      11,250,000      11,250,000
Basic and diluted loss per share                   $     (0.50)   $      (0.04)   $      (0.55)

The convertible preferred stock, stock options and warrants have been excluded from the computation of diluted net loss per share because of their antidilutive effect.

                                PowerBrief, Inc.
                        (a development stage enterprise)

                    Notes to Financial Statements (continued)

                                December 31, 2000


7. LOSS PER SHARE (CONTINUED)

For the year ended December 31, 2000 and the period from inception (July 20, 1999) to December 31, 1999, the diluted weighted average shares excluded the following as the issuance or conversion of these instruments results in anti-dilution. The number of shares listed assumes the conversion occurred on January 1, 2000 and July 1, 1999.

                                              2000                    1999
                                      --------------------    --------------------
                                                  WEIGHTED                WEIGHTED
                                                  AVERAGE                 AVERAGE
                                                  EXERCISE                EXERCISE
                                        SHARES     PRICE       SHARES      PRICE
                                      ---------   --------    ---------   --------
Employee stock options to purchase
common stock                          2,955,105   $   0.64      191,250   $   0.57

Non employee stock options to
purchase common stock                    60,000   $   1.10           --   $     --

Warrants to purchase Common Stock
                                        551,025   $   0.38       23,619   $   0.01

Series A Preferred Stock
convertible into common shares
                                      2,566,223   $     --    1,009,325   $     --

8. COMMITMENTS AND CONTINGENCIES

Professional and Liability Risks

In the ordinary course of its business, PowerBrief may be subject, from time to time, to claims and legal actions. While PowerBrief cannot predict the outcome of litigation actions, PowerBrief believes that all such claims and actions are either adequately covered by insurance or will not have a material adverse effect on PowerBrief's financial condition, results of operations, or liquidity

                                PowerBrief, Inc.
                        (a development stage enterprise)

                    Notes to Financial Statements (continued)

                                December 31, 2000


9. SUBSEQUENT EVENT

PREFERRED STOCK OFFERING BY NEW POWERBRIEF (UNAUDITED)

In conjunction with the merger on February 27, 2001, New PowerBrief, authorized capital stock consisting of (i) 120,000,000 shares of Common Stock, $0.001 par value, and (ii) 20,000,000 shares of Preferred Stock, $0.001 par value. The Preferred Stock may be issued in series and have such rights, preferences and other provisions as may be determined by the Board of Directors without approval by the holders of Common Stock. On March 22, 2001 the Board of Directors designated 4,000,000 of its authorized Preferred Stock as Series A Convertible Preferred Stock ("Series A Preferred Stock"). On March 27, 2001 New PowerBrief issued approximately 2,737,000 shares of the Series A Preferred Stock at a price of $1.12 a share, for total consideration of approximately $3,065,000. The shares are convertible 10 for 1 into common stock of New PowerBrief, which on an as converted basis would represent 49% of the primary shares outstanding. The Series A Preferred Stock is immediately convertible into Common Stock at the option of the holder.

The Series A Preferred Stock was issued with an initial conversion price of $0.112 per share. The market price of New PowerBrief's Common Stock on the date of issuance of the Series A Preferred Stock was $1.50 per share. The difference is deemed a beneficial conversion and results in a charge to retained earnings similar to a dividend; however, in accordance with EITF 98-5, the charge should not exceed the proceeds from the transaction; therefore, the Company has recorded a charge to retained earnings in the first quarter of 2001 of $3,065,000.

Holders of the Common Stock are entitled to one vote per share in the election of three of the five of New PowerBrief's directors and on all other matters submitted to a vote at a meeting of shareholders. Holders of the Series A Preferred stock have weighted voting rights equal to that number of Common Stock into which it can be converted. Holders of the Series A Preferred stock have certain exclusive rights regarding the election of two of New PowerBrief's five directors.

                                PowerBrief, Inc.
                        (a development stage enterprise)

                    Notes to Financial Statements (continued)

                                December 31, 2000


9. SUBSEQUENT EVENT (CONTINUED)

In conjunction with the sale of the Series A Preferred, New PowerBrief entered into a Voting Agreement with the holders of the Series A Preferred as well as certain major stockholders. The parties to the Voting Agreement are required to vote as stipulated in the Voting Agreement to elect directors to New PowerBrief's Board of Directors. The parties to the Voting Agreement jointly have approximately 41,869,000 shares of New PowerBrief's Common Stock on an as-converted basis, which represents 75% of New PowerBrief's voting power. The parties to the Voting Agreement have sufficient votes to elect a majority of the directors as selected by such parties pursuant to the terms of the Voting Agreement and have control of the company as a result. Immediately prior to the transaction, no individual or identifiable group held a majority of the outstanding shares or voting power of New PowerBrief.

The Series A Preferred Stock provides for quarterly, cumulative dividends that accrue at $0.0896 per share per annum, subject to certain adjustments, commencing on March 31, 2001. Payment of such dividends shall be in preference and priority to any dividends paid to holders of Common Stock. At the option of New PowerBrief such dividends may be paid in shares of Series A Preferred Stock.

In the event of liquidation, the holder of each Series A Preferred Stock will be entitled to receive a liquidation payment of $1.12 per share, subject to certain adjustments, plus any accrued but unpaid dividends. The Series A Preferred Stock is convertible into shares of Common Stock at a rate equal to the liquidation payment plus any accrued and unpaid dividends divided by the conversion price for the Series A Preferred Stock that is in effect at the time of the conversion. The initial conversion price is $0.112 per share, subject to certain adjustments.

SALE OF WESTBANK AMBULATORY CARE CENTER (UNAUDITED)

On April 20, 2001, IOI Management Services of Louisiana and Westbank Ambulatory Care Center, LLC, wholly owned subsidiaries of New PowerBrief sold the fixed assets, leasehold improvements and inventory used in the operations of the Westbank Ambulatory Care Center (the "Center") for $1.8 million. The Center was the remaining healthcare asset of the discontinued operations of Integrated Orthopaedics, Inc.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS OF POWERBRIEF

THE FOLLOWING SECTION SHOULD BE READ IN CONJUNCTION WITH POWERBRIEF'S FINANCIAL STATEMENTS AND NOTES THERETO BEGINNING ON PAGE 5 OF THIS REPORT ON FORM 8-K/A. IN ADDITION TO HISTORICAL INFORMATION, THIS DISCUSSION AND ANALYSIS CONTAINS FORWARD-LOOKING STATEMENTS, AS DEFINED IN THE PRIVATE SECURITIES REFORM ACT OF 1995, THAT INVOLVE RISKS, UNCERTAINTIES AND ASSUMPTIONS, WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM MANAGEMENT'S EXPECTATIONS. ALL FORWARD LOOKING STATEMENT SHOULD BE READ IN CONJUNCTION WITH THE RISK FACTORS SET FORTH IN THE JOIN PROXY STATEMENT/PROSPECTUS DATED DECEMBER 29, 2000 INCLUDED IN THE REGISTRATION STATEMENT OF IOI FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 8, 2000 ON FORM S-4/A AND IN CONJUNCTION WITH THE CAUTIONARY STATEMENTS SET FORTH IN THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 2, 2001.

GENERAL

PowerBrief is a software development company that plans to deliver its product and services as an application service provider ("ASP"). PowerBrief is focused on merging the powers of eBusiness with the practice of law. As a 100% Internet-based application, the PowerBrief system is being designed to provide attorneys with enhanced ability, information and technology resources to compete and excel in this new electronic economy.


YEAR ENDED DECEMBER 31, 2000 COMPARED WITH THE PERIOD FROM JULY 20, 1999 THROUGH DECEMBER 31, 1999

PowerBrief began operations on July 20, 1999. Research and development expenses increased to approximately $1.9 million for the year ended December 31, 2000 from approximately $308,000 for the period from July 20, 1999 through December 31, 1999. The increase is due to increased personnel, on-line services, software support costs and consulting costs, as well as the comparison to the short period from July 20, 1999 through December 31, 1999. General and administrative expenses increased to approximately $3.7 million for the year ended December 31, 2000 from approximately $193,000 for the period from July 20, 1999 through December 31, 1999. The increase is due to increased personnel, legal and professional costs, rent and other office expenses, as well as the comparison to the short period from July 20, 1999 through December 31, 1999.

Interest expense increased to approximately $31,000 for the year ended December 31, 2000 from $0 for the period from July 20, 1999 through December 31, 1999. The increase is due to interest associated with PowerBrief's capital lease obligations for furniture and equipment and the line of credit with IOI.

Interest income increased to approximately $47,000 for the year ended December 31, 2000 from $0 for the period from July 20, 1999 through December 31, 1999. The increase is due to the investment of available cash in interest bearing accounts during the year ended December 31, 2000.

Other expense increased to approximately $7,300 for the year ended December 31, 2000 from income of approximately $6,200 for the period from July 20, 1999 through December 31, 1999. The increase is due to the disposal of certain furniture used by PowerBrief at its previous office space.

Net loss increased to approximately $5.6 million, or $0.50 per share, for the year ended December 31, 2000 from approximately $494,000 or $0.04 per share for the period from July 20, 1999 through December 31, 1999, as a result of the foregoing factors.

PERIOD FROM JULY 20, 1999 THROUGH DECEMBER 31, 1999

PowerBrief began operations on July 20, 1999. Research and development expenses for the period from July 20, 1999 through December 31, 1999 were approximately $308,000. Research and development expenses during this period primarily were comprised of compensation to development staff, as well as third party consulting expenses.

General and administrative expenses for the period from July 20, 1999 through December 31, 1999 were approximately $193,000. General and administrative expenses during this period primarily were comprised of compensation, legal and professional costs, rent and other office expenses.

Other income for the period from July 20, 1999 through December 31, 1999 was approximately $6,000. This other income was derived from one consulting engagement, which related to services outside of PowerBrief's primary line of business.

Net loss for the period from July 20, 1999 through December 31, 1999 was approximately $494,000, or $0.04 per share, as a result of the foregoing factors.

LIQUIDITY AND CAPITAL RESOURCES

Net cash used in operating activities for the year ended December 31, 2000 was $4,391,000 compared to $529,000 for the period from July 20, 1999 through December 31, 1999. Net cash used in investing activities increased $981,000 from $63,000 for the period from July 20, 1999 to December 31, 1999 to $1,044,000 for the year ended 2000, primarily due to an increase of $588,000 in property and equipment acquisitions and $393,000 of capitalized software costs. Net cash provided by financing activities was $803,000 for the period from July 20, 1999 to December 31, 1999, as compared to net cash provided by financing activities of $5,752,000 for the year ended 2000. The $4,949,000 increase in the cash provided by financing activities is primarily due to an increase of $3,552,000 in the proceeds from the issuance of preferred stock and $1,450,000 of proceeds from a line of credit, offset by $53,000 in capital lease obligation payments.

Management's plans for addressing its liquidity and operating activities are partially based upon forward-looking events, which have yet to occur, as to which there are no assurances.

Effective February 27, 2001, PowerBrief and Integrated Orthopaedics, Inc. ("IOI") merged, with IOI surviving the merger and changing its name to PowerBrief, Inc. ("New PowerBrief"). New PowerBrief is a development stage company. New PowerBrief cannot be sure that it will be able to achieve profitability or that it can sustain profitability, if achieved. As of December 31, 2000, PowerBrief had generated no revenues from sales and has dedicated most of its financial resources to (1) organizational expenses, (2) preliminary programming and research and development expenses, (3) general and administrative expenses, (4) marketing expenses and (5) the prosecution of patent, copyright and domain name applications. New PowerBrief expects to incur significant operating losses for the next year, primarily due to programming, research and development programs costs, marketing costs and costs associated with the commercialization of products and services.

      New PowerBrief's ability to achieve profitability will depend upon, among other things:

          o successfully completing the development of marketable products and services in a timely manner;

          o developing products and services that will compete favorably with other systems that have been and/or may be developed by competitors with superior resources;

          o obtaining judicial, administrative and private-sector approvals and acceptance for use of New PowerBrief's proprietary systems and/or judicial, legislative, administrative or regulatory mandates that New PowerBrief's products and services be used by third parties;

          o obtaining and maintaining content agreements and alliances for use within New PowerBrief's systems;

          o establishing and maintaining advantageous sales and marketing capabilities or collaborative arrangements; and

          o    raising sufficient funds to finance future activities.

To ensure that New PowerBrief continues its current plan of operations, New PowerBrief has raised additional capital of approximately $3.1 million as of March 27, 2001. This capital was raised as a result of selling approximately 2,737,000 shares of Series A Cumulative Convertible Preferred Stock. New PowerBrief sold the remaining healthcare asset of IOI for $1.8 million effective April 20, 2001. Management believes that New PowerBrief will need to raise additional capital in the third quarter of 2001 or possibly earlier. New PowerBrief may raise this additional capital from the sale of common or preferred stock, the exercise of outstanding options or warrants or from borrowings. New PowerBrief cannot guarantee that it will be able to raise the additional capital as needed which could adversely effect its business and results of operations.

New PowerBrief's activities to date have been financed primarily through the sale of preferred stock and the available funds of IOI. Currently, New PowerBrief is exploring various methods to raise additional capital to fund continued product development that would be in addition to cash obtained from the merger and the sale of the Series A Cumulative Convertible Preferred Stock. However, New PowerBrief cannot guarantee that it will be able to obtain additional financing on acceptable terms in a timely manner.

New PowerBrief's operating plan for the year 2001 includes continued development of key functionality and features to the PowerBrief system. New PowerBrief believes that its revenues will grow, as more legal matters and cases are started and maintained on the PowerBrief system. New PowerBrief also will seek to expand its sales and distribution channels through various means, including a direct sales force and possible strategic resale and distribution alliance agreements. New PowerBrief cannot guarantee that it will be able to execute its operating plan or otherwise expand its business because New PowerBrief is still in its early stages of development and customer acceptance.

                                POWERBRIEF, INC.
          UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL STATEMENTS


         The following unaudited pro forma condensed consolidated financial statements have been prepared based on the historical financial statements of Original PowerBrief and IOI. The unaudited pro forma condensed consolidated financial statements reflect the merger between Original PowerBrief and IOI as a recapitalization of Original PowerBrief because IOI was a non-operating entity at the time of the merger and because the stockholders of Original PowerBrief own the majority of the outstanding common stock of New PowerBrief. As a result, New PowerBrief will record the merger as an issuance of common stock for the net monetary assets of IOI, accompanied by a recapitalization of its equity.

         The unaudited pro forma condensed consolidated balance sheet as of December 31, 2000 gives effect to the merger as if it occurred on December 31, 2000. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2000 gives effect to the merger as if it had occurred on January 1, 2000. Certain information normally included in financial statements prepared in accordance with generally accepted accounting principles has been condensed or omitted pursuant to the rules and regulations of the Commission.

         These Unaudited Pro Forma Condensed Combining Financial Statements do not purport to present the financial position or results of operations of New PowerBrief had the above transaction occurred on the dates specified, nor are they necessarily indicative of results of operations that may be expected in the future. The Unaudited Pro Forma Condensed Combining Financial Statements are qualified in their entirety by reference to, and should be read in conjunction with, New PowerBrief's audited financial statements for the year ended December 31, 2000 included elsewhere in this Form 8K/A and IOI's audited consolidated financial statements for the year ended December 31, 2000, included in New PowerBrief's Annual Report on Form 10-K.

                         PRO FORMA FINANCIAL INFORMATION

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                             AS OF DECEMBER 31, 2000
                                 (IN THOUSANDS)


                                                                           PROFORMA
                                                                          ADJUSTMENTS              PRO FORMA
                                                                            INCREASE/       REF.      NEW
                                                   POWERBRIEF     IOI      (DECREASE)        #    POWERBRIEF
                                                   ----------   --------  -----------       ---   ----------
ASSETS
Current assets:
     Cash and cash equivalents ...................  $    529    $  1,061          --               $  1,590
     Prepaid expenses and other assets ...........         7          90          (8)          1         89
     Note receivable .............................                 1,541      (1,527)        2,3         14
     Net assets of discontinued operations -
         ambulatory surgery centers ..............        --       1,344          --                  1,344
                                                    --------    --------    --------               --------
       Total current assets ......................       536       4,036      (1,535)                 3,037
Property and equipment, net ......................     1,122          56          --                  1,178
Deferred income taxes ............................        --       1,601          --                  1,601
Other assets .....................................        21         148         (60)          3        109
                                                    --------    --------    --------               --------
       Total assets ..............................  $  1,679    $  5,841    $ (1,595)              $  5,925
                                                    ========    ========    ========               ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
      Accounts payable and accrued
         expenses ................................  $    692    $  1,144    $    (26)        1,2   $  1,810
     Note Payable to IOI .........................     1,450          --      (1,450)          2         --
     Current maturities of capital lease
       obligations ...............................        82          71         (59)          3         94
                                                    --------    --------    --------               --------
       Total current liabilities .................     2,224       1,215      (1,535)                 1,904
Deferred income taxes ............................        --       1,601          --                  1,601
Obligations under capital leases .................        81          95         (60)          3        116
                                                    --------    --------    --------               --------
        Total liabilities ........................     2,305       2,911      (1,595)                 3,621
                                                    --------    --------    --------               --------
Stockholders' equity:
     Preferred stock .............................        26          --         (26)          4         --
     Common stock ................................       112           6         (90)          4         28
     Additional paid in capital ..................     5,488      54,937     (51,176)          4      9,249
     Accumulated deficit .........................    (6,252)    (51,292)     51,292           4     (6,252)
     Treasury shares .............................        --        (721)                              (721)
                                                    --------    --------    --------               --------
         Total stockholders' equity (deficit) ....      (626)      2,930          --                  2,304
                                                    --------    --------    --------               --------
       Total liabilities and stockholders'
              equity (deficit) ...................  $  1,679    $  5,841    $ (1,595)              $  5,925
                                                    ========    ========    ========               ========

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                          PROFORMA
                                                                         ADJUSTMENTS               PRO FORMA
                                                                           INCREASE/       REF.       NEW
                                                  POWERBRIEF     IOI      (DECREASE)        #     POWERBRIEF
                                                  ----------   --------  -----------       ---    ----------
Revenues
Operating expenses:
     Research and development costs                $  1,909    $     --    $     --                $  1,909
     General and administrative                       3,753       3,984          --                   7,737
     Special charges                                     --         121          --                     121
                                                   --------    --------    --------                --------
                                                      5,662       4,105          --                   9,767

Loss from operations                                 (5,662)     (4,105)         --                  (9,767)
Other income                                              9         185          --                     194
                                                   --------    --------    --------                --------
Loss from continuing operations before provision     (5,653)     (3,920)         --                  (9,573)
     for income taxes
Income tax provision                                     --         (47)         --                     (47)
                                                   --------    --------    --------                --------
Loss from operations                               $ (5,653)   $ (3,967)   $     --                $ (9,620)
                                                   ========    ========    ========                ========
Loss from continuing operations applicable to
     common shares                                 $ (5,653)   $ (5,698)                           $(11,351)
                                                   ========    ========                            ========

Loss from continuing operations per
     common share: basis and diluted               $  (0.50)   $  (1.79)                           $  (0.44)
                                                   ========    ========                            ========
Weighted average common shares
     outstanding                                     11,250       3,191      11,251           5      25,692
                                                   ========    ========    ========                ========

    NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

         The following pro forma adjustments have been made to the historical condensed consolidated balance sheet to give effect to the merger as if it was consummated as of December 31, 2000 and to the historical condensed consolidated statement of operations as if the merger was consummated as of the beginning of the periods presented:

REFERENCE
  NUMBER       DESCRIPTION
---------      -----------
   1.          Eliminate accounts payable and accounts receivable between IOI and Original PowerBrief.

   2. Eliminate note receivable/note payable and interest receivable/payable between IOI and Original PowerBrief.

   3. Eliminate current and long-term portion of capital lease receivable and payable between IOI and Original PowerBrief.

   4. To reflect the exchange of New PowerBrief common stock for Original PowerBrief's preferred stock and common stock, considering the effect of the elimination of IOI's accumulated deficit to reflect the merger as a recapitalization.

   5. To adjust to the weighted average common shares outstanding and the loss from continuing operations per common share of New
               PowerBrief upon consummation of the merger.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.





                                       POWERBRIEF, INC. (F/K/A INTEGRATED
                                       ORTHOPAEDICS, INC.)
                                       (Registrant)

Date: May 14, 2001                     By: /s/ Laurie Hill Gutierrez
                                           -------------------------------------
                                           Laurie Hill Gutierrez
                                           Interim Chief Financial Officer

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER          DESCRIPTION
-------         -----------
  23.1          Consent of Ernst & Young LLP.